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Exhibit 99.1

        PRESS RELEASE

Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE: Friday, February 25, 2005

STAR BUFFET, INC.'S BOARD APPROVES
ANNUAL AND SPECIAL CASH DIVIDEND

        SALT LAKE CITY, UT—February 25, 2005—Star Buffet, Inc. (NASDAQ: STRZ) a multi-concept restaurant operator today announced that its Board of Directors, at its February 25, 2005 meeting, declared the payment of the Company's annual dividend of $.50 per common share and the payment of a special dividend of $.25 per common share. Both the annual and special dividends are payable on June 8, 2005 to shareholders of record on May 12, 2005. The annual dividend of $.50 per common share represents an increase of $.25 from that paid last year.

        Robert E. Wheaton, President and CEO of Star Buffet, Inc. stated, "The Board of Directors' decision to increase the annual dividend reflects continued confidence in the Company's prospects. We remain committed to a dividend that balances the cash needed to grow the business with the cash available to distribute to shareholders."

Safe Harbor Statement

        Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company's acquisition and strategic alliance strategy, the effect of the Company's accounting policies and other risks detailed in the Company's Form 10-K for its fiscal year ended January 26, 2004, and other filings with the Securities and Exchange Commission. Copies of all of the Company's filings with the SEC are available to the public on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

        Star Buffet is a multi-concept restaurant operator. As of February 25, 2005 Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, seven JB's restaurants, five BuddyFreddys restaurants, two JJ North's Country Buffet restaurants, two Casa Bonita Mexican theme restaurants and two Holiday House restaurants.

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STAR BUFFET, INC.'S BOARD APPROVES ANNUAL AND SPECIAL CASH DIVIDEND